U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2012

AMERITRANS CAPITAL CORPORATION

 (Exact name of Registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee I.D. Number)

50 Jericho Quadrangle Jericho, New York 11753
(Address of principal executive offices (Zip Code)

(212) 355-2449

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

As previously disclosed, on March 20, 2012, Elk Associates Funding Corporation (“Elk”), a wholly-owned subsidiary of Ameritrans Capital Corporation (“Ameritrans”), filed a lawsuit (the “Litigation”) against the U.S. Small Business Administration (“SBA”) and its Administrator in the United States District Court for the District of Columbia (the “District Court”).  In the Litigation, Elk alleged, among other things, that the SBA’s refusal to approve prior financing transactions intended to recapitalize Elk were arbitrary and capricious.

Elk has endeavored to amicably resolve the Litigation with the SBA and reach a settlement that would allow Elk additional time to cure its condition of capital impairment, with the goal of returning Elk from the SBA’s Office of Liquidation to its Office of SBIC Operations.  During the course of communications between the parties, the SBA purported to propose several conditions under which Elk could be given the opportunity to cure its capital impairments and return to the SBA’s Office of SBIC Operations.

While Elk believed the settlement conditions proposed by the SBA were vague and created additional uncertainty, in a series of communications designed to create greater certainty, Elk expressed its willingness to agree to substantially all of the terms of the SBA’s proposal and in accordance with SBA’s proposal, committed to cure its capital impairment within 60 days. Moreover, Elk committed to a capital infusion within that time period sufficient to reduce Elk’s capital impairment percentage below 35%, a level that is significantly below the 40% threshold required under SBA regulations.  Elk also advised the SBA of its view that, based on Elk’s historic returns, the capital infusion with which Elk would cure its capital impairment would be sufficient to return Elk to profitability and would be advantageous to the SBA inasmuch as it would permit Elk to continue to pay interest on its SBA debentures and repay certain debentures that are scheduled to mature in October 2012.  Moreover, an amicable settlement would permit Elk to return to the active business of providing capital to small businesses.  In its various communications, Elk offered to meet in person with representatives of SBA to discuss its proposal.

Although Ameritrans believed its counter-proposals were consistent in material respects with the proposal initially set forth by the SBA, on May 16, 2012 the SBA indicated, through an e-mail received from SBA’s counsel, that the SBA “was not interested in exploring those proposals,” refused to consider a refinancing of Elk’s debentures and will be “proceeding with liquidation activities.” Ameritrans believes that the SBA’s response to its settlement proposals is consistent with its arbitrary and capricious conduct to date.

While Elk has repeatedly brought financing proposals to the SBA that would permit it to return to active lending, the SBA has consistently rejected these proposals.  We continue to believe that the SBA’s actions to date have been arbitrary and capricious.  In light of this latest negative response from the SBA, Elk intends to continue prosecution of its lawsuit against the SBA, described above.  The lawsuit may be expanded and/or amended to reflect the actions of certain parties which were discovered through the production of the SBA’s Administrative Record.

If the SBA determines to pursue the liquidation of Elk, Ameritrans and/or Elk may be required to terminate certain of their employees, and Elk may no longer be able to provide financing to small businesses.

In addition, if the SBA were to require Elk to immediately repay its outstanding indebtedness, Elk could be required to dispose of its assets in a forced sale that could result in proceeds less than the carrying value of the asset being sold.   The SBA may institute proceedings to place Elk into receivership and to appoint the SBA or its designee as the receiver.  The interests represented by any such receiver could differ materially from the interests of Ameritrans’ stockholders.  In the event Elk is placed in receivership or is otherwise forced to liquidate, Ameritrans’ interest in Elk may lose all value, which would have a material adverse effect on Ameritrans’ business, financial condition and results of operations and Ameritrans may be forced to cease operations and liquidate or seek bankruptcy protection, in which case shareholders may receive little or no value for their investment in Ameritrans’ securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: May 21, 2012	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President